                                  SCHEDULE 14C
                                 (RULE 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


File by the Registrant [X]

File by Party other than the Registrant [ ]


Check the appropriate box:

[X]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[ ]  Definitive Information Statement

                          RAMSAY YOUTH SERVICES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           RAMSAY YOUTH SERVICES, INC.

                              INFORMATION STATEMENT




                                                             February 4, 1999

To the Stockholders of
RAMSAY YOUTH SERVICES, INC.:

                NOTICE IS HEREBY GIVEN to the stockholders of Ramsay Youth Services, Inc., a Delaware corporation (the "Company"), pursuant to Section 228(d) of the General Corporation Law of the State of Delaware (the "DGCL"), that the holders of more than a majority of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock") of the Company, who were entitled to cast more than a majority of the total number of votes entitled to be cast by the holders of all of the issued and outstanding shares of Common Stock, by written consent, have approved an amendment to the Company's Restated Certificate of Incorporation effecting a one-for-three reverse stock split. This amendment will become effective on the date of the filing of an amendment to the Restated Certificate of Incorporation of the Company with the Secretary of State of Delaware, which filing is expected to take place on, or shortly after, March 1, 1999.

                WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                              AMENDMENT TO RESTATED
                          CERTIFICATE OF INCORPORATION

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

                  The Board of Directors of the Company has concluded that it would be advisable to amend (the "Amendment") the Company's Restated Certificate of Incorporation to (i) effect a one-for-three reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding shares of Common Stock and
(ii) provide for the payment of cash in lieu of fractional shares otherwise issuable in connection with the Reverse Stock Split.

                  At a meeting of the Board of Directors of the Company, the Board considered and unanimously passed resolutions approving the Amendment and recommending that the Amendment be submitted to the stockholders of the Company for their approval, as required by the DGCL. As permitted by the DGCL, by written consent, the holders of the requisite number of shares of the Company's Common Stock entitled to vote on the Amendment have approved the Amendment (see "Stockholder Approval" below). The Amendment will become effective on the date of the filing of the Amendment with the Secretary of State of Delaware (the "Effective Date"). On the Effective Date, automatically and without further action on the part of the Company or any of the stockholders, each three shares of issued and outstanding Common Stock will be converted and reclassified into one share of common stock, par value $.01 per share (the "New Common Stock"). The Company has no other class of capital stock which is currently issued and outstanding. To the extent that stockholders hold a number of shares of Common Stock which is not evenly divisible by three, holders will receive cash in lieu of any fractional shares that would otherwise be created by the Reverse Stock Split (see "Exchange of Stock Certificates and Payment in Lieu of Fractional Shares" below).

                  Except to the very limited extent for those stockholders who receive cash in lieu of fractional shares, the Reverse Stock Split will not affect any stockholder's proportionate equity interest in the Company.

                  The Amendment approved by the Board of Directors and the requisite holders of shares of the Company's Common Stock is set forth as Appendix A to this Information Statement.

STOCKHOLDER APPROVAL

                  The DGCL requires the approval of the holders of a majority of the issued and outstanding shares of Common Stock in order to adopt the Amendment.

                  The holders of approximately 61% of the number of issued and outstanding shares of Common Stock have approved the Amendment by written consent.

PRINCIPAL EFFECTS OF THE AMENDMENT

                Upon filing of the Amendment with the Secretary of State of
Delaware:

                  1. The Reverse Stock Split will result in each three presently issued and outstanding shares of Common Stock being automatically converted and reclassified into one share of New Common Stock. As a result of the Reverse Stock Split, the number of outstanding shares of Common Stock will be reduced from 26,657,076 to approximately 8,885,692 shares of New Common Stock (subject to minor adjustments due to the repurchase of fractional shares). No further action on the part of any stockholder will be necessary to effect this conversion and reclassification. Stock certificates representing the Common Stock will automatically be deemed to represent the appropriate number of shares of New Common Stock (and, as applicable, the right to receive cash in lieu of any fractional share resulting from the Reverse Stock Split).

                  2. As a result of the Reverse Stock Split, the public trading price for the Common Stock on the National Association of Securities Dealers National Market System

(under the symbol "RYOU") will increase to reflect the reduced number of shares of Common Stock issued and outstanding. THERE CAN BE NO ASSURANCE THAT THE PUBLIC TRADING PRICE OF THE COMMON STOCK WILL INCREASE TO THREE TIMES THE MARKET PRICE PRIOR TO THE EFFECTIVE DATE, THAT THE PUBLIC TRADING PRICE OF THE COMMON STOCK WILL REMAIN AT ITS INCREASED TRADING PRICE FOLLOWING THE EFFECTIVENESS OF THE REVERSE STOCK SPLIT OR THAT LIQUIDITY FOR THE COMPANY'S STOCKHOLDERS WILL NOT BE ADVERSELY AFFECTED BY THE REDUCED NUMBER OF SHARES WHICH WILL BE STANDING AFTER THE REVERSE STOCK SPLIT.

                  3. Fractional shares which would otherwise be issued as a result of the Reverse Stock Split will be purchased by the Company for cash.

                  4. The Amendment will not have any affect on the par value of the Common Stock. As a result of the Reverse Stock Split, a proportionate amount of capital set forth on the Company's balance sheet will be transferred from the Common Stock Stated Capital Account to the Paid-In Surplus account.

                  The New Common Stock issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. The voting rights and other rights that accompany the Common Stock will not be altered by the Amendment. Except to the very limited extent for those stockholders who receive cash in lieu of fractional shares, the Reverse Stock Split will not affect any stockholder's proportionate equity interest in the Company.

                  The Company is presently authorized to issue 30,000,000 shares of Common Stock, 800,000 shares of Class A Preferred Stock and 2,000,000 shares of Class B Preferred Stock. At the close of business on January 31, 1999, 26,657,076 shares of Common Stock were issued and outstanding. The Company has no other class of capital stock which is currently issued and outstanding. The following table illustrates the principal effects of the Amendment on the Common Stock and on certain financial data of the Company:

                                                          As of       Adjusted for
                                                    January 31, 1999  Reverse Split
                                                    ----------------  -------------
                                                      (unaudited)      (unaudited)
COMMON STOCK:
-------------
Authorized                                              30,000,000      30,000,000
Issued                                                  27,238,626       9,079,542**
Outstanding                                             26,657,076       8,885,692**
Issuable pursuant to outstanding options and other
convertible securities                                   4,039,008       1,346,336
Par value per share                                     $      .01      $      .01

CLASS A PREFERRED STOCK:
------------------------
Authorized                                                 800,000         800,000
Issued and outstanding                                           0               0


                                                           As of       Adjusted for
                                                     January 31, 1999  Reverse Split
                                                     ----------------  -------------
                                                        (unaudited)      (unaudited)

Available for future issuance                               486,500           486,500
Par value per share                                           $1.00             $1.00

CLASS B PREFERRED STOCK:
------------------------
Authorized                                                2,000,000         2,000,000
Issued and outstanding                                            0                 0
Available for future issuance                             1,610,346         1,610,346
Par value per share                                           $1.00             $1.00

OTHER EFFECTS OF THE AMENDMENT ON
CERTAIN BALANCE SHEET ACCOUNTS:
---------------------------------
STOCKHOLDERS' EQUITY
Class A Preferred Stock                                           0                 0
Class B Preferred Stock                                           0                 0
Common Stock                                                272,386*           90,795**
Additional paid-in capital                              125,895,854*      126,077,445**



 * Estimated based on unaudited balances as of December 31, 1998.
** Estimated based on unaudited balances as of December 31, 1998 and subject to further adjustments due to the repurchase of fractional shares.

                  The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Amendment will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the National Association of Securities Dealers National Market System, and the Company has no present intention of terminating the registration under the Exchange Act in order to become a "private" company.

                  Stockholders have no right under the DGCL or under the Company's Restated Certificate of Incorporation or By-laws to dissent from the Amendment, to dissent from the payment of cash in lieu of issuing fractional shares or to appraisal rights.

REASONS FOR THE AMENDMENT
-------------------------

                  The Board of Directors believes that the current per share price of the Common Stock and the number of shares outstanding have had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders, and the potential ability of the Company to raise capital by issuing additional shares. The Board of Directors believes there are several reasons for these effects, as summarized below.

                  The Board of Directors believes that the current price per share of the Company's Common Stock has a tendency to diminish its effective marketability because of the reluctance of many brokerage firms to recommend lower-priced stocks to their clients. Additionally, the policies and practices of a number of brokerage firms tend to discourage individual brokers within those firms from handling lower-priced stocks. Some of these policies and practices pertain to the payment of brokerage commissions and to time consuming procedures that operate to render the handling of lower-priced stocks unattractive to brokers from an economic perspective. The structure of brokerage commissions also tends to have an adverse affect upon holders of lower-priced stocks since the brokerage commission payable on the sale of a lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced stock. The foregoing factors adversely affect not only the liquidity of the Common Stock, but also the Company's ability to raise additional capital through a sale of equity securities.

                  The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split, and the anticipated corresponding increased price per share, will stimulate interest in the Company's Common Stock and possibly promote greater liquidity for the Company's stockholders with respect to those shares presently held by them. However, the possibility does exist that this liquidity could be adversely affected by the reduced number of shares which will be outstanding after the Reverse Stock Split.

                  The Board of Directors also believes that the Reverse Stock Split will result in a price level for the shares that should mitigate the policies and practices on the part of brokerage firms referred to above and diminish the adverse affect of brokerage commissions on the potential market for the Company's shares. However, there can be no assurance that the Reverse Stock Split will achieve the desired results which have been outlined above, nor can there be any assurance that any increase in the price per share of the Common Stock resulting from the Reverse Stock Split will be sustained for any prolonged period of time.

                  The Board of Directors is not aware of any present efforts by any person to accumulate Common Stock or to obtain control of the Company and the Reverse Stock Split is not intended to be an anti-takeover device. The Amendment is intended simply to enhance the image of the Company, its corporate flexibility and to price the stock in a price range more acceptable to the brokerage community.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT IN LIEU OF FRACTIONAL SHARES
-----------------------------------------------------------------------

                  As soon as practicable after the Effective Date, stockholders of record on the Effective Date will be furnished with the necessary materials and instructions for the surrender and exchange of their certificates representing shares of existing Common Stock. One share of New Common Stock will be issued in exchange for three presently issued and outstanding shares of the Company's Common Stock. Beginning on the Effective Date, each certificate representing shares of the Company's Common Stock will be deemed for all corporate purposes to evidence ownership of shares of New Common Stock. To the extent a stockholder holds a number of shares not evenly divisible by three, the Company will pay cash for such fractional interests as described below.

                  No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. On the Effective Date, stockholders who would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by three, will be entitled, in lieu thereof, to a cash payment at a price equal to the average closing price of the Company's Common Stock as reported on the National Association of Securities Dealers National Market System for the 20 trading days immediately preceding the Effective Date multiplied by the number of shares of existing Common Stock which have not been reclassified into shares of New Common Stock, upon presentation to the Company's transfer agent of certificates representing such shares.

                  The Company will either deposit sufficient cash with its transfer agent or set aside sufficient cash for the purchase of fractional interests. STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES TO THE COMPANY OR THE COMPANY'S TRANSFER AGENT UNTIL REQUESTED TO DO SO.

                  The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described above. No service charge will be payable by stockholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.

EFFECT ON OUTSTANDING OPTIONS AND WARRANTS
------------------------------------------

                  The Company currently has outstanding options issued pursuant to stock option plans of the Company and outstanding warrants which are exercisable into shares of Common Stock of the Company (the options and warrants are hereinafter referred to collectively as the "Convertible Securities"). The provisions of these Convertible Securities provide that in the event of a decrease in the number of outstanding shares of the Company's Common Stock, the number of shares of stock into which the Convertible Securities may be exercised shall be proportionately reduced and the applicable exercise price per share shall be proportionately increased. Accordingly, on the Effective Date, the aggregate number of shares of New Common Stock issuable pursuant to outstanding Convertible Securities will be decreased by dividing the number of shares obtainable on the Effective Date by three, and the applicable exercise price per share of New Common Stock issuable pursuant to outstanding Convertible Securities will be increased by multiplying the applicable exercise price per share on the Effective Date by three.

FEDERAL INCOME TAX CONSEQUENCES
-------------------------------

                  A summary of the federal income tax consequences of the Reverse Stock Split is set forth below. The following discussion is based upon present federal tax laws and does not purport to be a complete discussion of the consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Accordingly, stockholders are advised to consult their own advisors for more detailed information regarding the effects of the Reverse Stock Split on their individual tax status.

                  The Reverse Stock Split will be treated as a tax free recapitalization to the Company and as a tax free exchange to its stockholders to the extent that shares of presently issued and outstanding Common Stock are exchanged for shares of New Common Stock.

                  Stockholders who receive cash in lieu of fractional shares will recognize a gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the basis of such stock allocable to such fractional shares. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the Reverse Stock Split.

                  The shares of New Common Stock issued to each stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

                  A stockholder's holding period for shares of New Common Stock will include the holding period for shares of Common Stock exchanged therefor, provided that the shares were capital assets held by such stockholder.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS
-------------------------------------------

                  Certain information with respect to (i) the stockholders of the Company (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Board of Directors, owned beneficially more than five percent (5%) of any class of the outstanding voting securities of the Company as of January 1, 1999, (ii) each director of the Company who owned beneficially any shares of voting securities of the Company as of January 31, 1999, and (iii) all directors and officers of the Company as a group, is set forth in the following table. This information has been provided to the Company by the persons named below. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power, and all of the information set forth in the table is stated prior to the adjustments which will be effected as a result of the Reverse Stock Split.

NAME AND ADDRESS                            TITLE                    NUMBER OF                PERCENTAGE
BENEFICIAL OWNER                           OF CLASS               SHARES OWNED (1)           OF CLASS (1)
----------------                           --------               ----------------           ------------

Paul J. Ramsay                              Common                 16,640,562   (2)                61.37%
    Paul Ramsay Group
    154 Pacific Highway
    St. Leonards, NSW
    Australia

Paul Ramsay Hospitals Pty. Limited          Common                 16,557,812   (3)                61.21%
    c/o Haythe & Curley
    237 Park Avenue
    New York, New York  10017



Paul Ramsay Holdings Pty. Limited           Common                 14,163,073   (3)                52.64%
    c/o Haythe & Curley
    237 Park Avenue
    New York, New York 10017

Ramsay Holdings HSA Limited                 Common                  2,719,056   (3)                10.20%
    c/o Haythe & Curley
    237 Park Avenue
    New York, New York 10017

Heartland Advisors, Inc.                    Common                  1,779,672   (4)                 6.68%
    790 North Milwaukee Street
    Milwaukee, Wisconsin 53202

Luis E. Lamela                              Common                  1,744,957   (5)                 6.41%
    One Alhambra Plaza, Suite 750
    Coral Gables, Florida 33134

Dauphin Capital Partners I, LP              Common                  1,333,334   (6)                 5.00%
    1921 W. Joppa Road
    Baltimore, Maryland 21204

Aaron Beam, Jr.                             Common                     52,505   (7)                   *

Marcio C. Cabrera                           Common                      6,667   (8)                   *

Bert G. Cibran                              Common                     50,833   (9)                   *

Isabel M. Diaz                              Common                     82,432   (10)                  *

Peter J. Evans                              Common                     66,083   (11)                  *

Thomas M. Haythe                            Common                     91,350   (12)                  *

Jorge L. Rico                               Common                      6,667   (13)                  *

Steven J. Shulman                           Common                     39,417   (14)                  *

Michael S. Siddle                           Common                     42,750   (15)                  *

All directors and executive
  officers as a group
  (11 persons)                              Common                 18,824,223   (2)(5)             67.36%
                                                                                (7)(8)(9)(10)
                                                                                (11)(12)(13)
                                                                                (14)(15)



-------------------

*   Indicates ownership percentage of less than one percent (1%).

(1) Includes all shares that each named person is entitled to receive within 60 days, through the exercise of any option, warrant, conversion right, or similar arrangement. Such shares are deemed to be owned and outstanding by such person individually for purposes of calculating the number of shares owned and the percentage of class for each such named person, but are not deemed outstanding for purposes of such calculations for any other named person.

(2) Mr. Ramsay's beneficial ownership of Common Stock consists of (i) 17,750 shares of Common Stock owned directly by Mr. Ramsay, (ii) 65,000 shares of Common Stock issuable upon the exercise of exercisable options owned directly by Mr. Ramsay, (iii) 2,719,056 shares of Common Stock beneficially owned by Ramsay Holdings HSA Limited ("Ramsay Holdings"),
       (iv) 14,163,073 shares of Common Stock beneficially owned by Paul Ramsay Holdings Pty. Limited ("Holdings Pty."), which includes all shares beneficially owned by Ramsay Holdings, and (v) 16,557,812 shares of Common Stock beneficially owned by Paul Ramsay Hospitals Pty. Limited ("Hospitals Pty."), which includes all shares beneficially owned by Ramsay Holdings and Holdings Pty. The shares beneficially owned by Ramsay Holdings consist of 2,719,056 shares of Common Stock owned of record by Ramsay Holdings. The shares beneficially owned by Holdings Pty. consist of 11,194,017 shares of Common Stock owned of record by Holdings Pty., 250,000 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Holdings, Pty. and the 2,719,056 shares of Common Stock beneficially owned by Ramsay Holdings. The shares beneficially owned by Hospitals Pty. consist of 2,253,073 shares of Common Stock owned of record by Hospitals Pty., 141,666 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Hospitals Pty. and the 14,163,073 shares of Common Stock beneficially owned by Holdings Pty.

(3) These shares are included in the beneficial ownership of Paul J. Ramsay and are included in footnote (2) above.

(4) Information as to the holdings of Heartland Advisors, Inc. ("HAI") is based upon a report on Schedule 13G filed with the Securities and Exchange Commission. Such report indicates that HAI owned 1,169,600 shares with sole voting power and 1,577,900 shares with sole dispositive power. Such report indicates that HAI is an investment adviser registered under the Investment Advisers Act of 1940.

(5) Includes 115,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Mr. Lamela and 450,045 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Mr. Lamela.

(6) Information as to the holdings of Dauphin Capital Partners I, LP ("Dauphin") is based upon a report on Schedule 13D filed with the Securities and Exchange Commission. Such report indicates that Dauphin owned 1,333,334 shares with sole voting power and sole dispositive power.

(7) Includes 23,333 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Beam.

(8) Represents 6,667 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Cabrera.

(9) Represents 50,000 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Mr. Cibran and 833 shares of Common Stock issuable upon the exercise of currently exercisable warrants to purchase shares of Common Stock held by Mr. Cibran.

(10) Includes 6,667 shares of Common Stock issuable upon the exercise of exercisable options to purchase shares of Common Stock held by Ms. Diaz and 50,788 shares of Common Stock issuable upon the exercise of exercisable warrants to purchase shares of Common Stock held by Ms. Diaz.

(11) Includes 48,333 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Evans.

(12) Includes 5,000 shares of Common Stock held in a Keough Plan for the benefit of Mr. Haythe and 25,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Haythe.

(13) Represents 6,667 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Rico.

(14) Includes 25,667 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Shulman.

(15) Includes 25,000 shares of Common Stock issuable upon the exercise of currently exercisable options to purchase shares of Common Stock held by Mr. Siddle.

                                     By Order of the Board of Directors



                                     Paul J. Ramsay
                                     Chairman of the Board

                                                                      Appendix A



               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
               --------------------------------------------------

                         The Restated Certificate of Incorporation of the
                Company shall be amended as follows:

                           1. The Restated Certificate of Incorporation of the
                  Company shall be amended by deleting the first sentence of Paragraph (4) in its entirety and substituting in lieu thereof the following:

                         "(4) The total number of shares of stock of which the Corporation shall have the authority to issue is Thirty-Two Million Eight Hundred Thousand (32,800,000) shares, of which Thirty Million (30,000,000) shares, par value $.01 per share, amounting in the aggregate to Three Hundred Thousand Dollars ($300,000), shall be Common Stock; Eight Hundred Thousand (800,000) shares, par value $1.00 per share, amounting in the aggregate to Eight Hundred Thousand Dollars ($800,000), shall be Class A Preferred Stock; and Two Million (2,000,000) shares, par value $1.00 per share, amounting in the aggregate to Two Million Dollars ($2,000,000), shall be Class B Preferred Stock."

                         On the date that this amendment is filed with the Secretary of State of the State of Delaware (the "Effective Time"), this amendment shall become effective and each three shares of common stock, $.01 par value (the "Old Common Stock"), of the Company issued and outstanding or held in treasury immediately prior to the Effective Time will automatically be reclassified into one share of common stock, $.01 par value (the "Common Stock"). No fractional shares will be issued and, in lieu thereof, each holder of shares of Old Common Stock, whose aggregate shares of Old Common Stock held in one name or account immediately prior to the Effective Time are fewer than three or not evenly divisible by three shall be entitled to receive cash from the Company for the resulting fractional share interest in an amount equal to the product of (i) the average closing price of the Old Common Stock on the National Association of Securities Dealers National Market System for the 20 trading days immediately preceding the Effective Time multiplied by (ii) the number of shares of Old Common Stock held by such holder immediately prior to the Effective Time and which have not been reclassified into shares of Common Stock.